UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2013

ADVANCED BIOENERGY, LLC

(Exact name of Registrant as Specified in Charter)

Delaware	000-52421	20-2281511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Norman Center Drive Suite 610 Bloomington, MN	55437
(Address of Principal Executive Offices)	(Zip Code)

763-226-2701

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2013, ABE South Dakota, LLC (“ABE South Dakota”), a wholly-owned subsidiary of Advanced BioEnergy, LLC, (the “Company”), together with the seven senior lenders (the “Lenders”) that are parties to the Amended and Restated Senior Credit Agreement dated June 18, 2010, between ABE South Dakota and the Lenders (the “Credit Agreement”), and Wilmington Trust, National Association, in its capacity as successor Administrative Agent and Collateral Agent (the “Administrative Agent”) for the Lenders and Senior Secured Parties under the Credit Agreement, entered into the ABE South Dakota, LLC – March 2013 Waiver Agreement (the “Waiver Agreement”). Under the Waiver Agreement, which was effective as of March 28, 2013, the Lenders agreed to waive ABE South Dakota’s obligation to make a $1.1 million principal payment due April 2, 2013 and its obligation to fund the Debt Service Reserve account to $3.0 million. The Lenders also waived other non-financial obligations of ABE South Dakota.

ABE South Dakota has experienced a decrease in working capital since the end of its last fiscal year due to a deterioration of its operating margins resulting from fluctuations in commodity prices. In March 2013, ABE South Dakota advised the Administrative Agent that it would be unable to make the $1.1 million principal payment due on April 2, 2013 and replenish the Debt Service Reserve account. ABE South Dakota subsequently negotiated with the Lenders and the Administrative Agent a temporary waiver of these obligations, along with other items, to enable it to rebuild its working capital.

The waiver is in effect until June 30, 2013.

The Company and ABE South Dakota are engaged in discussions with the Lenders with respect to ABE South Dakota’s overall capital structure and a long-term solution to its obligations under the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

By:	/s/ Richard R. Peterson
Richard R. Peterson
President, Chief Executive Officer and
Chief Financial Officer

Date: April 19, 2013